CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Trust for Advised Portfolios, and to the use of our report dated December 21, 2021 on the financial statements and financial highlights of Soundwatch Hedged Equity Fund, a series of shares of beneficial interest in the Trust for Advised Portfolios. Such financial statements and financial highlights appear in the October 31, 2021 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
September 8, 2022